[Invesco letterhead]

October 10, 2011

Mr G. Mark Armour
46 Warrick Street
Ascot Vale, VIC 3032

Dear Mark,

On behalf of Invesco and on the terms contained in this letter, I am pleased to confirm the transfer of your employment from Invesco US (Invesco Advisors, Inc.) to Invesco Asset Management Australia (Holdings) Limited (ACN 003 397 573), an indirect wholly-owned subsidiary of Invesco Ltd.

The remainder of this letter, together with the enclosed Appendices, forms the contractual part of your employment terms and conditions. If you have any queries on the content, please do not hesitate to contact me or Jeanine Parker.

Employer: Your contract of employment is with Invesco Asset Management Australia (Holdings) Limited, (“Invesco” or the “Company”). As an employee of Invesco you may be required to provide services to any entities which are subsidiaries of Invesco Ltd.

Duties: Invesco will employ you to perform the duties of Senior Managing Director and Head of Invesco Institutional, based in the State of Victoria. Your direct manager is Marty Flanagan, President and CEO. You will also be required to perform such other duties and responsibilities as Invesco may require from time to time in accordance with its business needs. As a consequence, your reporting responsibility and/or position title may be altered. If this occurs, your remuneration and other benefits under this contract will not change without your consent.

Date of Transfer of Employment: The effective transfer date of your employment to the Company will be 1st September, 2011.

The Company will recognize continuity of your service and your employment commencement date at Invesco will be deemed as 2nd September, 2002.

Hours of Work: It is expected that you will work during Invesco’s business hours and at such times and for such hours as are necessary for the satisfactory completion of your work. Your remuneration has been set to reflect this and accordingly you will not be eligible for overtime.

Remuneration: Your Total Employment Cost (TEC) will be at the rate of $A 425,000 per annum including Superannuation (see paragraph below re Superannuation).

Also, on occasions in the past, bonuses have been paid to reward individual performance and this practice will continue at the sole discretion of the Company.

Payment of salary will be on the 15th of each month, being two weeks in arrears and two weeks in advance. Your salary will be paid by direct deposit to your nominated bank account.

Benefits: The employment benefits applicable to you in this position are set out in Schedule A to this letter.

Superannuation: The Company will pay superannuation contributions on your behalf, equal to 9% of your base salary in accordance with current Superannuation Guarantee Act. By arrangement with the Company you may elect to vary the contribution amount within the range of the legislated Concessional Contributions Cap. These contributions will be paid to any complying superannuation fund of your choice. If you do not nominate a complying fund, contributions will automatically be paid to the Company’s nominated default fund, which is currently the Asgard Employee Superannuation Account. The Finance Manager will contact you to determine your superannuation requirements.

Tax Consultancy Service: The Company will pay for the following tax consultancy services:

•	Annual consultation with Deloitte and

•	Preparation of your tax returns during the time that you have taxes due in the United States as well as Australia;

The Company will not pay for personal financial tax planning or ad hoc personal tax inquiries.  You are obligated to keep accurate records of personal/private income and deductions, as well as any other items advised by Deloitte as being necessary for tax reporting.  You will be responsible for timely and accurate completion of Deloitte’s tax questionnaires that are used for the preparation of tax returns.

Return of Company Property

On termination of your employment you will immediately deliver up to Invesco all Confidential Information and all books, documents, papers, materials, credit cards, motor vehicles, software and computers, security cards, keys and other property of Invesco which may then be in your possession, power or control.

Set‑Off

On termination of your employment, you authorise Invesco to set‑off against and deduct from any amounts payable to you, any amount owed by you to Invesco for any reason.

Retrenchment: If your employment is terminated on the grounds of redundancy, you will receive retrenchment benefits in accordance with the terms of the retrenchment policy applicable to Invesco’s employees at the time, except that the payment in respect of notice will not be less than the Notice Period.

Suspension: Invesco may suspend you, or require you to remain at home, on full pay for any period if it considers it is in its best interests to do so.

Policies: You are required to comply with the Company’s policies and procedures, as established and varied from time to time, and must keep yourself informed of all such policy changes. For the purpose of clarification, these policies and procedures do not form part of your contract of employment with the Company, however they do constitute lawful and reasonable requests with which you must comply.

Employment Provisions: Your employment with Invesco is additionally governed by §§5 and 6 of the terms and conditions of your most recent outstanding Restricted Stock Unit Award Agreement, or similar equity award agreement (together with any similar provisions in future equity award agreements, the “Employment Provisions”). The Employment Provisions in effect from time to time (or, in the event that all equity awards shall have vested and no award agreements remain outstanding, the Employment Provisions contained in the last equity award to vest) are hereby incorporated by reference and made a part of this agreement. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Employment Provisions.

Entire Agreement: Except for the Employment Provisions, this letter supersedes and excludes any prior understanding or agreement between you and Invesco.

Severability: If any term, clause or sub-clause of this letter is or becomes illegal, invalid or unenforceable, it will be severed and none of the remaining terms, clauses or sub-clauses will be affected.

Applicable Law: The law of the State of Victoria will govern this letter.

Please feel free to let me know if you have any questions regarding this letter.

Yours Sincerely,
Invesco Asset Management Holdings (Australia) Limited

Washington Dender
Head of Human Resources
Invesco Ltd.

Attachments:     Schedule of Benefits
Superannuation Booklet

[Signatures continued on following page]

I acknowledge having received and read this letter and each of its attachments and I accept on the terms set out in this letter.

___________________________________        __________________________
G. Mark Armour                    Date

Please note that by accepting this offer you hereby explicitly consent to the Company collecting, holding and processing data relating to you. The Company will only process such data when it is necessary to do so for legitimate business purposes.

If you agree to the above terms, please sign this letter and return it to Joanne Key, Head of Human Resources, Australia, Level 26, 333 Collins Street, Melbourne, VIC 3000, at your earliest convenience

SCHEDULE A

SCHEDULE OF BENEFITS

NAME            G. Mark Armour

POSITION        Senior Managing Director & Head of Invesco Institutional

These benefits apply subject to the variations contained in the covering letter. Full details of the benefits and conditions are available from the Human Resources Department.

Annual Leave

You will accrue annual leave at the rate of 25 days for each 12 months of service. You may take annual leave only at times approved by Invesco.

All the provisions of the Australian Fair Pay and Condition Standard concerning annual leave apply.

Personal Leave

You are entitled to 10 days paid personal/carer’s leave for each year of service. The leave is for absences from work:

(a)	due to personal illness or injury (sick leave); or

(b)
for the purpose of providing care or support to a member of your immediate family or household who requires your care and support because of illness or injury or an unexpected emergency affecting him or her (carer’s leave).

Personal leave accrues on a pro-rata basis and is cumulative but is not paid out on termination of employment.

You may also take up to 2 days unpaid carer’s leave for each permissible occasion providing you have exhausted all of your paid personal/carer’s leave entitlements.

All the provisions of the Australian Fair Pay and Conditions Standard concerning personal/carer’s leave apply.

Compassionate Leave

You are entitled to 2 days paid compassionate leave:

(a)	to spend time with a member of your immediate family or household who has an illness or injury that poses a serious threat to their life; or

(b)	in the event of the death of a member of your immediate family or household.

All the provisions of the Australian Fair Pay and Conditions Standard concerning compassionate leave apply.

Long Service Leave

Long service leave will be granted in accordance with the relevant legislation in the State in which you are based.

Other Leave

Provisions with respect to other leave will be in accordance with policies issued by Invesco from time to time and subject to the Australian Fair Pay and Conditions Standard (if applicable).

Group Insurances

Invesco provides a comprehensive Salary Continuance and Group Life Insurance policy for all current employees who have completed their qualifying period, subject in some cases to the employee fulfilling underwriting requirements (in this event the Human Resources Department will contact you). Full details of both of these insurance policies are available from the Human Resources Department.

Car Parking

When visiting the Melbourne office you can use the car parking facilities under the building and pay the casual rate on your AMEX.

Health Insurance

In addition to your TEC, you will receive comprehensive medical cover for yourself and your family. This includes dependants up to age 21 years, or 25 years for full time students. HBA provides the cover. Full details will be provided to you by Human Resources.

Contact and Entertainment Expenses

Contact and entertainment expenses which are business related and of benefit to Invesco will be reimbursed directly to your nominated bank account at Invesco’s discretion.

Remuneration Packaging Options

Invesco provides a range of remuneration packaging options in order to ensure that flexibility is provided to our employees. All remuneration packaging options are optional. Invesco recommends that employees seek independent financial advice prior to entering into salary sacrifice arrangements.

Benefit Type	Description of Benefit
Superannuation Salary Sacrifice	In addition to the statutory superannuation contributions made by the Company, you can elect to contribute a higher percentage of salary through your pre-tax remuneration.
Novated Vehicle Lease

Invesco provides all employees with the option to enter into a Novated Lease. A Novated Lease is a motor vehicle leasing agreement between a leasing company, the employee and the company. Please refer to the enclosed Novated Lease Information Pack for further details.